Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-178364 and 333-177723 on Form S-3 and Registration Statement Nos. 333-161020 and 333-122477 on Form S-8 of our reports dated February 28, 2013, relating to the consolidated financial statements and financial statement schedules of PHH Corporation and the effectiveness of PHH Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PHH Corporation and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 28, 2013